UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

August 17, 2006
Date of Report (date of Earliest Event Reported)

ELINEAR, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-27418	76-0478045
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2901 WEST SAM HOUSTON PARKWAY NORTH, SUITE E-300
HOUSTON, TEXAS 77043
(Address of principal executive offices and zip code)

(713) 896-0500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 17, 2006, eLinear, Inc. (the “Company”) received letters dated August 16, 2006, from (1) Laurus Master Fund, Ltd. as the holder of $1,718,189 principal amount of certain term notes payable (the “Laurus Term Notes”) and $2,502,055 principal amount of a certain revolving credit note, (the “Laurus Revolver”), (2) Rock Hill Partners Investment Management, Ltd. Hill”) as the holder of $271,753 principal amount of a certain note payable (the “Rock Hill Note”), and (3) Basso Capital Management, L.P. (“Basso”) as the holder of $261,745 principal amount of certain notes payable (the “Basso Notes”). These letters were sent as notice to the Company that one or more events of default had occurred under the notes and the related loan agreements. Pursuant to the note agreements, each party declared all sums of principal, interest and other fees remaining unpaid immediately due and payable.

Another lender, Iroquois Capital, L.P. had declared a similar default as holder of $1,426,689 (the”Iroquois Note”) in a letter dated August 9, 2006 an event that was previously disclosed on August 16, 2006.

The Laurus Term Notes, Iroquois Notes, the Rock Hill Note and the Basso Notes are secured by all of the Company’s assets, provided that they are subordinate in payment to the Laurus Revolver note in the amount of $2,502,845 as noted in the first paragraph.

Item 5.02 Departure of Directors or Principal Officers Election of Directors; Appointment of Principal Officers.

    On August 17, 2006, Tommy Allen was terminated as Chief Executive Officer of Elinear, Inc. (“the Company”). Director, Phillip M. Hardy who had been serving as President and Chief Financial Officer, was appointed to fill the vacancy as Chief Executive Officer. Mr. Hardy was hired by the Company on November 16, 2005 to serve as Chief Financial Officer.

Item 8.01. Other Events.

The Company announced today that it did not file its quarterly report on Form 10-QSB for the quarterly period ended June 30, 2006, on August 21, 2006, the extended due date. Attached hereto as Exhibit 99.1 is a description of the Company’s plan to meet its reporting requirement for its Form 10-QSB for the quarterly period ended June 30, 2006.

[THE SIGNATURE PAGE FOLLOWS.]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELINEAR, INC

Date: August 22, 2006 By: /s/ Phillip Michael Hardy
Title: Chief Executive Officer